EXHIBIT 99.1

ImageWare Systems Announces Delaware Reincorporation Approved by Shareholders

Friday January 13, 4:26 pm ET

SAN DIEGO—(BUSINESS WIRE)—Jan. 13, 2006—ImageWare Systems, Inc. (AMEX: IW - News), a world leading developer and provider of biometric identity management solutions, today reported shareholder approval of the proposal to change the state of incorporation of ImageWare Systems, Inc. from California to Delaware. The proposal was approved by the shareholders in a Special Meeting of Shareholders held yesterday, January 12, 2006 in San Diego. Over 88% of the votes received with regard to this proposal were in favor of the proposal to reincorporate in Delaware. The company is taking the necessary steps required to effect the reincorporation and expects to complete the process by January 20, 2006.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW - News) is a world leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Washington DC, Canada and Germany. For more information visit www.iwsinc.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to the proposed financing, the anticipated use of the net proceeds of the proposed financing, and expectations regarding future operating results. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the risk that the equity investment does not close as anticipated; the risk that the Company’s target markets will not grow as expected; risks related to our ability to achieve and sustain profitability and generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third-party systems integrators and on third-party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the our industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange commission.

Contact:

ImageWare Systems, Inc.

Wayne Wetherell, 858-673-8600